AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated August 10, 1998, and is by and between SPPS Financial Corporation, a Delaware corporation to be named First Scientific, Inc. (the "Company"), Linco Acquisition Corp, a Utah corporation ("LAQ"), Linco Industries, Inc., a Utah corporation ("Industries"), and Edward Walker ("Walker").


                                                 R E C I T A L S


         WHEREAS, the shareholders of Industries ("Shareholders") own the shares of capital stock of Industries as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding stock of Industries (the "Industries Shares");

         WHEREAS, the Company is a public company, required to file reports under Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

         WHEREAS, the Company is the owner of all of the outstanding shares of LAQ; and

         WHEREAS,  Edward  Walker owns and has  licensed to  Industries  certain
proprietary   rights  pursuant  to  the  terms  of  a  Royalty   Agreement  (the
"Technology").

         WHEREAS, the Board of Directors of the Company, LAQ and Industries deem it advisable that the acquisition by the Company of Industries be effected through the merger (the "Merger") of Industries and LAQ pursuant to this Agreement and Articles of Merger; and

         WHEREAS, the Company desires to acquire all of the outstanding Industries shares for shares of Common Stock of the Company, in a transaction that qualifies under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, the Company desires to acquire (the "Acquisition") all of Walker's interest in the Technology in a transaction that qualifies under
Section 351 of the Code;

         WHEREAS, following the Acquisition, the Company will contribute such assets to LAQ;
and

         WHEREAS, the Boards of Directors of the Company, LAQ and Industries intend that the Merger constitute a "reorganization" under Section 368(a)(2)(E) of the Code, and the infusion of assets in connection with the Merger, the Acquisition and the private placement described in Section 7.01 to be a tax-free transfer under Section 351 of the Code and the rules and regulations of the Internal Revenue Service (the "IRS") promulgated thereunder, have approved and adopted this Agreement as a "plan of reorganization" within the meaning of
Section 368 of the Code, and the rules and regulations of the IRS promulgated thereunder, and intend that the transactions contemplated hereby be treated as tax free under the Code and the rules and regulations of the IRS promulgated thereunder.

                                                 A G R E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  CLOSING

         1.01 Merger. LAQ shall merge with and into Industries pursuant to the Utah Revised Business Corporation Act (the "Merger") and in accordance with the Articles of Merger among the Company, LAQ and Industries (the "Articles of Merger"), a copy of which is attached hereto as Exhibit 2. The Merger shall be effective on the date on which the Articles of Merger, or a conformed copy thereof, in substantially the form annexed hereto as Exhibit 2, has been filed with the Division of Corporations and Commercial Code of Utah, which filing shall take place upon Closing. Pursuant to the Articles of Merger, all outstanding Industries Shares shall be cancelled and in lieu thereof the Shareholders shall receive 8,798,080 shares of Company Common Stock (the "Company Shares").

         1.02. Acquisition. The Acquisition will take place upon Closing. At Closing Walker will transfer the Technology for 5,201,920 Company Shares.

         1.03. Closing. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Hand & Hand within 3 business days after the completion of the minimum offering described in
Section 6.01.

         1.04. Deliveries. Upon Closing, the parties are delivering the following documents:

                  1.04(a). The items and documents set forth in Sections 1.01 and 1.02.

                  1.04(b).  The Company Shares described in Section 1.01 and
1.02.

                  1.04(c). The Company shall deliver the resignations of all of its current officers and directors, and a board resolution electing Douglas Warren, Edward Walker, Jerral
         R. Pulley, Darrell J. Saunders and Peter Sundwall to the Board of Directors of the
         Company.

         1.05. Filings. Following with the Closing, the Company shall file the following documents:

                  1.05(a). A Current Report on Form 8-K with the U.S. Securities and Exchange Commission, reporting the transactions set forth in this Agreement, any change of auditors, or other events required to be reported in such report.

                  1.05(b). A Form 3 report of beneficial ownership with the U.S. Securities and Exchange Commission with respect to each director, executive officer or greater than 10% holder of Company Shares, signed by such director, executive officer or shareholder, as the case may be.

                  1.05(c). A Schedule 13D with the U.S. Securities and Exchange Commission for each person who is required to file such form as a result of obtaining greater than 5% beneficial ownership of the Company's Common Stock as a result of the transactions contemplated by this Agreement.

                  1.05(d). A Certificate of Amendment to the Certificate of Incorporation of the Company with the Delaware Secretary of State changing the name of the Company to "First Scientific, Inc." or a similar name as may be determined by the Board of Directors.

II.      REPRESENTATIONS AND WARRANTIES OF INDUSTRIES

         Industries represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing.

         2.01.  Organization.

                  2.01(a). Industries is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah; Industries has the corporate power and authority to carry on its business as presently conducted; and Industries is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

         2.02.  Capitalization.

                  2.02(a). The authorized capital stock and the issued and outstanding shares of Industries is as set forth on Exhibit 2.02(a). All of the issued and outstanding shares of Industries are duly authorized, validly issued, fully paid and nonassessable.

                  2.02(b). Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of Industries.

         2.03. Subsidiaries and Investments. Industries does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

         2.04. Financial Statements. The unaudited financial statements of Industries as of and for the years ended December 31, 1997 and 1996 and the six months ended June 30, 1998, including the unaudited balance sheets as of the periods then ended and the related unaudited statement of operations for the period then ended (the "Financial Statements") present fairly the financial position and results of operations of Industries, on a consistent basis.

         2.05. No  Undisclosed  Liabilities.  Other than as described in Exhibit
2.05 attached hereto, Industries is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

         2.06. Absence of Material Changes. Since June 30, 1998, except as described in any
Exhibit attached hereto or as required or permitted under this Agreement, there has not been:

                  2.06(a). any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Industries, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

                  2.06(b). any redemption, purchase or other acquisition of any shares of the capital stock of Industries, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Industries relating to its authorized or issued capital stock; or

                  2.06(c). any change or amendment to the Articles of Incorporation of Industries.

         2.07. Litigation. Except as set forth in Exhibit 2.07 attached hereto, there is no litigation, proceeding or investigation pending or, to the knowledge of Industries threatened against Industries affecting any of its properties or assets against any officer, director, or stockholder of Industries that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Industries or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         2.08. Title To Assets. Industries has good and marketable title to all of its assets and properties now carried on their books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

         2.09. Transactions with Affiliates, Directors and Shareholders. Except as set forth in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements or other transactions between Industries, and any officer, director, or stockholder of Industries, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

         2.10. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of Industries, or any agreement, contract or instrument to which Industries is a party or by which it or any of its assets are bound.

         2.11. Disclosure. Neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of Industries in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         2.12. Authority. Industries has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Industries and, other than the approval by the Shareholders of Industries described in Section 6.04, no other corporate proceedings on the part of Industries are necessary to authorize this Agreement and the transactions contemplated hereby.

III.     REPRESENTATIONS AND WARRANTIES OF WALKER

         Walker represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

         Schedule 3 sets forth a complete and correct list of a brief summary of the Technology. The Technology consists of all inventions, formulae, trade secrets and manufacturing processes that are necessary for the operation of the business of Industries in the manner presently is being operated by it. Walker has delivered a full written version of the Technology to Dry Creek Advisors, escrow agent, who has been irrevocably instructed to deliver the written version to Industries at the Closing. Walker has not assigned, transferred or encumbered his rights in the Royalty Agreement.

IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Industries and Walker as follows, as of the date of this Agreement and as of the Closing:

         4.01.  Organization.

                  4.01(a). The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

                  4.01(b). The copies of the Certificate of Incorporation, of the Company, as certified by the Secretary of State of Delaware, and the Bylaws of the Company are complete and correct copies of the Certificate of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to Industries that have not also been delivered to Industries.

         4.02. Capitalization of the Company. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock (which is being increased to 50,000,000), par value $.001 per share, of which 3,333,333 shares are outstanding (after giving effect to the forward stock split and the shares issued on conversion of the convertible note mentioned in

Section 6.02) and 1,000,000 shares of preferred stock, none of which is outstanding. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable.

         4.03. Subsidiaries and Investments. Other than LAQ, the Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business
organization.  LAQ is newly organized and has no liabilities or assets.

         4.04. Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

         4.05.    No Undisclosed Liabilities.  Other than as described in
Exhibit 3.05 attached
hereto, the Company is not subject to any material liability or obligation of any nature, whether
absolute, accrued, contingent, or otherwise and whether due or to become due.

         4.06. Litigation. There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         4.07. Title To Assets. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

         4.08. Contracts and Undertakings. Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound. Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect. The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

         4.09. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to Industries and are complete and correct and include all amendments, supplements or modifications thereto.

         4.10. Transactions with Affiliates, Directors and Shareholders. Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

         4.11. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

         4.12. Disclosure. To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Industries and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         4.13. Financial Statements. The financial statements of the Company set forth in its Form 10K-SB for the year ended March 31, 1998 and its Form 10-QSB for the quarter ended June 30, 1998 present fairly the financial position and results of operations of the Company, on a consistent basis.

         4.14. Absence of Material Changes. Since June 30, 1998, except as described in any
Exhibit hereto or as required or permitted under this Agreement, there has not been:

                  4.14(a). any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

                  4.14(b). any redemption, purchase or other acquisition of any shares of the capital stock of the Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Industries relating to their authorized or issued capital stock.

                  4.14(c). any amendment to the Certificate of Incorporation of the Company.

V.       SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
         CONDITIONS TO CLOSING

         5.01. Conditions to Obligation of Industries and Walker. The ]obligations of
Industries and Walker under this Agreement shall be subject to each of the following conditions:

                  5.01(a). The representations and warranties of the Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  5.01(b). No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.01(c). All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

                  5.01(d). The fulfillment of the obligations of the Company (including the sale of the minimum offering of 666,666 shares) set forth in Section 6.01.

                  5.01(e). The conversion of Jehu Hand's note payable into 242,066 (pre-split) shares of Common Stock of the Company.

                  5.01(f).    The Shareholders having contributed to Industries
$151,000 in accounts
         receivables and inventory payable by Industries.

                  5.01(g).    Walker being released from all personal guarantees
 of Industries' past
         obligations.

                  5.01(h).    Walker's tax advisor concluding that the
Acquisition is a tax-free
transfer under Section 351 of the Code.

         5.02. Conditions to Obligations of the Company. The obligation of the Company under this Agreement shall be subject to the following conditions:

                  5.02(a). The representations and warranties of Industries herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Industries shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

                  5.02(b). No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.02(c). All statutory requirements for the valid consummation by Industries of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Industries of the transactions contemplated by this Agreement shall have been obtained.

                  5.02(d) Approval of Industries's shareholders, approving the Merger as set forth in Section 6.04.

         5.03. Survival. All representations, warranties and covenants of the Company and
Industries contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

VI.      CERTAIN AGREEMENTS

         6.01. Transfer of Assets. The Company shall immediately commence the preparation of a private placement memorandum to issue or sell 2,666,666 shares of Common Stock, at a (post-split) net price of $.75 per share, which may be subscribed for with shares of a public company acceptable to Industries (the "Securities") or cash. The infusion of cash and Securities in this placement is intended to qualify as a tax-free transaction under Section 351 of the Code. The minimum offering shall be for 666,666 Shares. The Company and Industries intend to use these funds for equipment ($285,000) and the remainder for general and administrative expenses and working capital. The Company shall rely on information provided by Industries in the preparation of such private placement memorandum. Industries agrees to indemnify the Company and persons who control the Company for all of its damages resulting from any false statement of a material fact or the omission of any material fact required to be included to make the statements made in the memorandum not misleading, related to Industries; provided that such statement or omission was made in reliance on information provided by Industries in writing. The Company agrees to indemnify Industries and persons who control Industries for all of its damages resulting from any false statement of a material fact or the omission of any material fact required to be included to make the statements made in the memorandum not misleading, related to the Company; provided that such statement or omission was made in reliance on information provided in writing. The parties acknowledge, however, that it is the position of the Securities and Exchange Commission that indemnification for liabilities under the federal securities laws is against public policy and is unenforceable.

         6.02. Forward Stock Split. Immediately prior to the Closing, Jehu Hand shall convert his note payable into 242,066 (pre-split) shares of common stock of the Company and the Company shall effect a 5 for 1 forward stock split, resulting in approximately 3,333,330 Shares outstanding.

         6.03. Reporting Requirements. The Company shall file all reports required by Section 13 of the Securities Exchange Act of 1934 and shall maintain its books and records in accordance with Sections 12 and 13 thereof. The parties agree that the failure of the Company to make such filings with the Securities and Exchange Commission shall constitute a material breach of this Agreement.

         6.04. Shareholder Approval. Industries shall submit the Merger to its Shareholders for approval, and the Company shall approve the Merger as the sole shareholder of LAQ. The Board of Directors of Company, prior to the Closing, will reserve sufficient shares of Company Common Stock for issuance pursuant to the terms of the Articles of Merger and the Acquisition and take such other action as is necessary in connection therewith.

         6.05. Royalty Agreement. The Company shall have received evidence reasonably satisfactory to it that all rights of Edward Walker in the Technology have been or will be at the
Closing be assigned to Industries.

VII.     MISCELLANEOUS

         7.01. Finder's Fees, Investment Banking Fees. Neither Industries, Walker nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein, except for Battlerock Capital, who shall receive a finder's fee of $50,000.

         7.02. Tax Treatment. The transactions contemplated hereby are intended to qualify as a so-called "tax-free" reorganization under the provisions of
Section 368 of the Code and as a tax free transfer under Section 351 of the Code. The Company and Industries acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

         7.03. Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         7.04. Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

         7.05. Entire Agreement; Amendments. This Agreement, including the Schedules,
Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which
form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings

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other  than  those  expressly  set  forth  herein  or  therein.  This  Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         7.06. Headings, Etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

         7.07. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons,
entity or entities may require.

         7.08. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same
instrument.

         7.09. Governing Law. This Agreement shall be governed by the laws of the State of
Utah (excluding conflicts of laws principles) applicable to contracts to be performed in the State
of Utah.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

SPPS FINANCIAL CORPORATION


By:                                             By:
Name:                                                      Edward Walker
Title:



LINCO ACQUISITION CORP.                          LINCO INDUSTRIES, INC.


By:                                             By:
Name:                                           Name:
Title:                                          Title:

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